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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                                OCTOBER 10, 1997




                            BRADLEY REAL ESTATE, INC.
             (Exact name of Registrant as specified in its charter)



         MARYLAND                         1-10328                04-6034603
(State or other jurisdiction          (Commission File        (I.R.S. Employer
      of incorporation)                  Number)             Identification No.)



                 40 SKOKIE BOULEVARD, NORTHBROOK, ILLINOIS 60062
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (847) 272-9800


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ITEM 5.  OTHER EVENTS

     On October 10, 1997, the Company received notice from Montgomery Ward & Co., Incorporated, which filed for voluntary reorganization under Chapter 11 of the federal Bankruptcy Code in July 1997, announcing its intention to close its store leased from the Company at Heritage Square, Naperville, Illinois on or before December 31, 1997. The lease, whose stated term runs until 2013, is for approximately 111,000 square feet of space in this 212,000 square foot center which is also anchored by Circuit City and Stroud's. The notice does not state whether Montgomery Ward intends to reject the lease. Management of the Company believes that a decision by Montgomery Ward to reject the lease would provide the Company with the opportunity to retenant the space with one or more creditworthy tenants that may strengthen the center over the long run. No assurances can be given as to the period of time or costs to effect the retenanting of the space, that a successor tenant or tenants would in fact be more creditworthy, or that a future lease or leases of the space would provide for economic terms as favorable to the Company as the terms of the Montgomery Ward lease. While the Company expects Montgomery Ward to continue to pay rents provided for in the existing lease on a current basis until the termination of the lease, there can be no assurance that such rent will in fact so be paid. Montgomery Ward is obligated to the Company for certain unpaid rent prior to its bankruptcy filing and would be obligated for damages that the Company may incur as a result of the rejection of the lease to the extent provided under the Bankruptcy Code, but the extent of such obligations and the actual amount and timing of sums that the Company may receive with respect to such obligations will be subject to the proceedings relative to the reorganization of Montgomery Ward under the Bankruptcy Code, which are likely to be prolonged.





                                                By: /s/ Thomas P. D'Arcy
                                                    ----------------------------
Date:  October 17, 1997                             Thomas P. D'Arcy
                                                    Chief Executive Officer





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